Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Increases Credit Facility and
Acquires Additional
Metallurgical Coal Reserves

•	NRP increases credit facility from $175 million to $300 million

•	NRP acquires West Virginia metallurgical coal reserves for $20 million
HOUSTON, December 18, 2006 — Natural Resource Partners L.P. (NYSE: NRP and NYSE: NSP), announced today that it has exercised the accordion feature of its credit agreement and increased the facility to $300 million from $175 million. The credit agreement’s current pricing grid and covenants apply to the increased credit facility.
“We are pleased that all of our banks in the facility have increased their commitments in line with their previous commitments. This increase to $300 million will allow NRP to continue our growth plans at very attractive pricing,” said Dwight Dunlap, Chief Financial Officer.
NRP is also announcing the purchase of approximately 20 million tons of low vol metallurgical coal reserves from National Resources, Inc., a subsidiary of Bluestone Industries, Inc. for $20 million. The reserves, which are located above NRP’s Pinnacle reserves, are currently being mined and NRP anticipates approximately $3.1 million of annual coal royalty revenues from the acquisition of these reserves. The acquisition is immediately accretive to NRP unitholders. The increased credit facility will be used to fund the transaction.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operation’s headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.

NRP Increases Credit Facility and Acquires Metallurgical Coal Reserves	Page 2 of 2
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated reserves, revenues, as well as the accretive nature of the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

06-22	-end-